AMENDED AND RESTATED
                                ARTICLES OF INCORPORATION
                                           OF
                               OMNI ENERGY SERVICES CORP.

          The undersigned, acting pursuant to the Business Corporation Law of Louisiana, adopts the following articles of incorporation.

                                        ARTICLE I
                                          NAME

          The name of the corporation is OMNI Energy Services Corp.

                                       ARTICLE II
                                         PURPOSE

          The purpose of the Corporation is to engage in any lawful activity for which corporations may be formed under the Business Corporation Law of Louisiana.

                                       ARTICLE III
                                         CAPITAL

     A. Authorized Stock. The Corporation shall have the authority to issue an aggregate of 50,000,000 shares of capital stock, of which 45,000,000 shares shall be Common Stock, $0.01 par value per share, and 5,000,000 shares shall be Preferred Stock, no par value per share.

     B. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. Authority is hereby vested in the Board of Directors of the Corporation to amend these Articles of Incorporation from time to time to fix the preferences, limitations and relative rights as between the Preferred Stock and the Common Stock, and to fix variations in the preferences, limitations and relative rights as between different series of Preferred Stock.

                                   ARTICLE IV
                                    DIRECTORS

     A. Number of Directors. The Board of Directors shall consist of such number of persons as shall be designated from time to time in the by-laws of the Corporation, or, if not so designated, as may be designated from time to time by resolution of the Board of Directors, provided that no decrease in the number of directors shall shorten the term of any incumbent director.

     B. Term of Office. Each member of the Board of Directors, other than those who may be elected by the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation (whose terms of office may be determined by the Board of Directors pursuant to Article III(B)), shall be elected at each subsequent annual meeting of shareholders for a term expiring at the next succeding annual meeting of shareholders and shall serve until his successor is duly elected and qualified. If the Board of Directors shall appoint any director to fill a vacancy on the Board, whether resulting from an increase in the number of directors or otherwise, such director shall serve a term to expire at the next succeding annual meeting of shareholders and shall serve until his successor is duly elected and qualified.

     C. Vacancies. Except as provided in or pursuant to Article IV(F) hereof, any vacancy on the Board (including any vacancy resulting from an increase in the authorized number of directors or from a failure of the shareholders to elect the full number of authorized directors) may, notwithstanding any resulting absence of a quorum of directors, be filled by a vote of at least two-thirds of the directors remaining in office, provided that the shareholders shall have the right to fill the vacancy at any special meeting called for such purpose prior to any such action by the Board. Vacancies on the Board may be filled only as provided in this Article IV(C).

     D. Removal. Except as provided in or pursuant to Article IV(F) hereof, any one or more directors may be removed at any time, (1) with or without cause, by the holders of not less than two-thirds of the Total Voting Power (as defined in Article VII(C) hereof) that is present or represented at a special meeting of shareholders called for such purpose, voting together as a single class or (2) with or without cause, by the affirmative vote of a majority of all of the directors then constituting the Board of Directors. At the same meeting at which the directors or shareholders remove one or more directors, a successor or successors may be elected for the unexpired term of the director or directors removed. Except as set forth in this Article IV(D), or in any provision of these Articles of Incorporation relating to removal of directors elected by holders of Preferred Stock, directors shall not be subject to removal.

     E. Board Nominations. Except as provided in or pursuant to Article IV(F) hereof, only persons who are nominated in accordance with the procedures set forth in this Article IV(E) shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of shareholders by or at the direction of the Board of Directors or by any shareholder of record of the Corporation entitled to vote at such meeting for the election of directors who complies with the notice procedures set forth in this Article IV(E). Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to par timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder's notice shall be delivered to or mailed and received at the principal office of the Corporation not less than 45 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 55 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received at the principal executive offices of the Corporation no later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareholder's notice shall set forth or include the following:

        1. as to each person whom the shareholder proposes to nominate for election or re-election as a director, (a) the name, age, business address and residential address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of capital stock of the Corporation of which such person is the beneficial owner (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange "Act")), (d) such person's written consent to being named in the proxy statement as a nominee and to serve as a director if elected and (e) any other information relating to such person that would be required to be disclosed in solicitations of proxies for the election of directors, or would be otherwise required, in each case pursuant to Regulation 14A promulgated under the Exchange Act; and

        2. as to the shareholder of record giving the notice, (a) the name and address of such shareholder and (b) the class and number of shares of capital stock of the Corporation of which such shareholder is the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange
Act). If requested in writing by the Secretary of the Corporation at least
15 days in advance of the meeting, such shareholder shall disclose to the Secretary, within ten days of such request, whether such person is the sole beneficial owner of the shares held of record by him, and, if not, the name and address of each other person known by the shareholder of record to claim or have a beneficial interest in such shares.

At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in a shareholder's notice of nomination which pertains to the nominee. If a shareholder seeks to nominate one or more directors, the Secretary shall appoint two inspectors, who shall not be affiliated with the Corporation, to determine whether the shareholder has complied with this Article IV(E). If the inspectors shall determine that the shareholder has not complied with this Article IV(E), the defective nomination shall be disregarded and the inspectors shall direct the Chairman of the meeting to declare at the meeting that such nomination was not made in accordance with the procedures prescribed by the Articles of Incorporation.

     F. Directors Elected by Preferred Shareholders. Notwithstanding anything in these Articles of Incorporation to the contrary, whenever the holders of any one or more classes or series of stock having a preference over the Common Stock as to dividends or upon liquidation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of these Articles of Incorporation (as they may be duly amended from time to time) fixing the rights and preferences of such preferred stock shall govern with respect to the nomination, election, term, removal, vacancies or other related matters with respect to such directors.

                                    ARTICLE V
                                     BY-LAWS

     A. Adoption, Amendment and Repeal. The By-laws of the Corporation and of any provision thereof may be adopted only by a majority vote of all directors who constitute the Board of Directors. The By-laws and any provision thereof may be amended or repealed only by (1) a majority vote of all directors who constitute the Board of Directors, or (2) the affirmative vote of the holders of at least two-thirds of that portion of the Total Voting Power, as defined in
Article VII(C) hereof, voting together as a single class, that is present or represented at any regular or special meeting of shareholders, the notice of which meeting of shareholders expressly states that the proposed amendment or repeal is to be considered at the meeting.

     B. New Matters. Any purported amendment to the By-laws which would add thereto a matter not expressly covered in the By-laws prior to such purported amendment shall be deemed to constitute the adoption of a By-law provision and not an amendment to the By-laws.

                                   ARTICLE VI
                           APPLICATION OF CERTAIN LAWS

      The Corporation hereby elects not to be governed by Sections 132, 133 and 134 of the Louisiana Business Corporation Law (La.R.S. 12:132, La.R.S. 12:133 and La.R.S. 12:134).

                                   ARTICLE VII
                     SPECIAL SHAREHOLDER VOTING REQUIREMENTS

     A. Amendments. Unless approved by vote of a majority of all directors constituting the Board of Directors, Articles IV, V, VI, VII and X of the Articles of Incorporation may be amended only by the affirmative vote of not less than eighty percent of the Total Voting Power of the Corporation. Except as set forth in Article VIII(E), shareholders may, by the affirmative vote of a majority of the voting power present or represented at a meeting of shareholders, adopt any amendment to the Articles of Incorporation that does not affect any of such articles; provided, that shareholder approval shall not be required for any amendment authorized by Article III(B).

     B. Other Corporate Actions. If a vote of shareholders is required to authorize an agreement of merger or consolidation of the Corporation, the sale of all or substantially all of the assets of the Corporation or the voluntary dissolution of the Corporation, then (1) unless such action has been approved by vote of a majority of all directors constituting the Board of Directors, such action may be authorized only by the affirmative vote of eighty percent of the Total Voting Power of the Corporation and (2) if any such action has been approved by vote of at least two-thirds of all directors who constitute the Board of Directors, such action may be authorized by the affirmative vote of a majority of the voting power present or represented at a meeting of shareholders.

     C. Total Voting Power. The term "Total Voting Power" means the total number of votes that shareholders, and holders of any bonds, debentures or other obligations granted voting rights by the Corporation pursuant to La.R.S. 12:75(H), are generally entitled to cast with respect to the election of directors or, if such term is used with reference to any other particular matter properly brought before the shareholders or such other holders for their consideration and vote, means the total number of such votes that are entitled to be cast with respect to such matter.

     D. Foreign Ownership of Common Stock. (1) For purposes of this paragraph D, the following terms shall have the meanings specified below:

            "Act" means the Federal Aviation Administration Authorization Act of 1994, as amended.

            "Beneficial Ownership," "Beneficially Owned," or "Beneficially
         Own" refers to beneficial ownership as defined in Rule 13d-3 (without regard to the 60-day provision in paragraph (d)(1)(i) thereof) promulgated by the Securities and Exchange Commission as such rule may be amended from time to time.

            "FAA" means the Federal Aviation Administration.

            "Non-Citizen Owned Shares" means any issued and outstanding Voting Securities that are owned of record, Beneficially Owned, or otherwise controlled by any Person or Persons who are not United States Citizens.

            "Permitted Percentage" means one percent less than the percentage of the voting interest in the Corporation that may be owned or controlled by Persons who are not United States Citizens without loss, under Section 40102(a)(15) of Title 49 of the United States Code or any successor or other applicable law or regulation, of the United States Citizen status of the Corporation or any Subsidiary.

            "Person" means any individual, corporation, partnership, trust or other entity of any nature whatsoever.

             "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation.

             "United States Citizen" means any Person who is a Citizen of the United States as defined in Section 40102(a)(15) of Title 49 of the United States Code, as in effect on the date in question, or any successor statute or regulation.

             "Voting Securities" means the Common Stock, any other voting stock of the Corporation, and any bonds, debentures or other obligations granted voting rights by the Corporation pursuant to La. R.S. 12:75(H).

         (2) The Corporation holds operating certificates issued by the FAA pursuant to the regulations promulgated under the Act, and the Board and shareholders deem the retention of the Corporation's rights under such certificate to be of material importance to the Corporation. As long as the Corporation holds, or the Board deems it desirable for the Corporation to hold, its current operating certificates or any other certificate issued by the FAA pursuant to the Act and the regulations promulgated thereunder or any successor statute or regulation, it shall be the Corporation's policy that the number of Non-Citizen Owned Shares shall not exceed the Permitted Percentage.

         (3) If at any time the voting interest of Non-Citizen Owned Shares exceeds the Permitted Percentage, then (i) the voting power otherwise attributable to each Non-Citizen Owned Share shall be immediately and automatically reduced on a pro rata basis (based on the proportion of the voting power otherwise attributable to such Non-Citizen Owned Share to the total voting power attributable to all Non-Citizen Owned Shares) without any further action by the Corporation so that the maximum number of votes that may be cast by the holders of all Non-Citizen Owned Shares shall equal the Permitted Percentage and (ii) the total voting power of any affected class or series of Voting Securities shall also be immediately and automatically reduced without any further action by the Corporation by the total number of votes by which the voting power of Non-Citizen Owned Shares of such class or series was reduced pursuant to clause (i) of this subparagraph (3).

         (4) In determining the citizenship of any Person who Beneficially Owns Voting Securities, the Corporation may rely on the Corporation's stock transfer records and the citizenship provided by any Person shown as the record owner and any Person who the Corporation has reasonable cause to believe Beneficially Owns such Voting Securities. The Board may establish procedures to monitor the Beneficially Ownership and control of Voting Securities, to make any reasonable determination regarding the Beneficial Ownership and control of Voting Securities, and to take any actions deemed necessary or desirable to ensure that the voting interest of Non-Citizen
Owned Shares does not exceed the Permitted Percentage. The Board may, but unless expressly provided otherwise is not required to, rely on any statutes, regulations, policies, procedures, rulings, or determinations of the FAA, or any successor governmental authority, in deciding the extent to which Voting Securities are Beneficially Owned or controlled by United
States Citizens.

         (5) The Corporation may by notice in writing (which may be included in a proxy or ballot distributed to the Corporation's shareholders) require any Person that is a holder of record of Voting Securities or that the Corporation has reasonable cause to believe Beneficially Owns or controls
Voting Securities to certify in such manner as the Corporation shall deem appropriate (including execution of a proxy or ballot) that, to the knowledge of such Person:

              (a) all Voting Securities owned of record, Beneficially Owned, or controlled by such Person are owned and controlled only by United
States Citizens; or

              (b) the number and class or series of Non-Citizen Owned Shares owned of record, Beneficially Owned, or controlled by such Person are as set forth in such certificate.

The Corporation may require any Person certifying as to the ownership or control of Voting Securities in response to clause (a) of this subparagraph
(5) to provide such further information as the Corporation may reasonably request in order to implement the provisions of this paragraph B. If any Person fails to provide such certificate or other information, the Corporation may presume that all such Voting Securities are Non-Citizen Owned Shares.

                                  ARTICLE VIII
                   LIMITATION OF LIABILITY AND INDEMNIFICATION

     A. Limitation of Liability. No director or officer of the Corporation shall be liable to the Corporation or to its shareholders for monetary damages for breach of his fiduciary duty as a director or officer, provided that the foregoing provision shall not eliminate or limit the liability of a director or officer for (1) any breach of his duty of loyalty to the Corporation or its shareholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability for unlawful distributions of the Corporation's assets to, or redemptions or repurchases of the Corporation's shares from shareholders of the Corporation, under and to the extent provided in La.R.S. 12:92(D); or (4) any transaction from which he derived an improper personal benefit. If, after the date hereof, the Louisiana Business Corporation Law is amended to authorize further elimination or limitation of the personal liability of directors or officers, then the liability of a director or an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Louisiana Business Corporation Law, as so amended.

     B. Indemnification. Subject to such limitations as may be determined by the Board of Directors (provided that no change in such limitations may adversely affect any claim to indemnification that arises prior to such change), the Corporation shall indemnify each of its directors to the full extent from time to time permitted by law, and may so indemnify each of its officers, against any expenses or costs, including fees, actually or reasonably incurred by him in connection with any threatened, pending or completed claim action, suit or proceeding, whether criminal, civil, administrative or investigative against such person or as to which he is involved solely as a witness or person required to give evidence

     C. Authorization of Further Actions. The Board of Directors may (1) cause the Corporation to enter into contracts with its directors and officers providing for the limitation of liability set forth in this Article to the fullest extent permitted by law, (2) adopt By-laws or resolutions, or cause the Corporation to enter into contracts, providing for indemnification of directors and officers of the Corporation and other persons (including but not limited to directors and officers of the Corporation's direct and indirect subsidiaries) to the fullest extent permitted by law and (3) cause the Corporation to exercise the powers set forth in La.R.S. 12:83F, notwithstanding that some or all of the members of the Board of Directors acting with respect to the foregoing may be parties to such contracts or beneficiaries of such By-laws or resolutions or the exercise of such powers. No repeal or amendment of any such By-laws or resolutions limiting the right to indemnification thereunder shall affect the entitlement of any person to indemnification whose claim thereto results from conduct occurring prior to the date of such repeal or amendment.

     D. Subsidiaries. The Board of Directors may cause the Corporation to approve for its direct and indirect subsidiaries limitation of liability and indemnification provisions comparable to the foregoing.

     E. Amendment. In addition to any other votes required by law or these Articles of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law or these Articles of Incorporation), the affirmative vote of the holders of at least 80% of the Total Voting Power shall be required to repeal this Article or to amend this Article so as to reduce the limitation of liability set forth herein or the rights to indemnification of any person or the powers of the Board of Directors provided in this Article, and any amendment or repeal of this Article shall not adversely affect any indemnification or limitation of liability of a director or officer of the Corporation under this Article with respect to any action or inaction occurring prior to the time of such amendment or repeal.

                                   ARTICLE IX
                                    REVERSION

      Cash, property or share dividends, shares issuable to shareholders in connection with a reclassification of stock, and the redemption price of redeemed shares, that are not claimed by the shareholders entitled thereto within one year after the dividend or redemption price became payable or the shares became issuable, despite reasonable efforts by the Corporation to pay the dividend or redemption price or deliver the certificates for the shares to such shareholders within such time, shall at the expiration of such time, revert in full ownership to the Corporation, and the Corporation's obligation to pay such dividend or redemption price or issue such shares, as the case may be, shall thereupon cease; provided, however, that the Board of Directors may, at any time, for any reason satisfactory to it, but need not, authorize (1) payment of the amount of any cash or property dividend or redemption price or (2) issuance of any shares, ownership of which has reverted to the Corporation pursuant to this Article, to the person or entity who or which would be entitled thereto had such reversion not occurred.

                                    ARTICLE X
                        SPECIAL MEETINGS OF SHAREHOLDERS

     A. Special meetings of shareholders, for any purpose or purposes, may be called in any manner set forth in the By-laws, provided that the power of shareholders as such to call or cause to be called special meetings shall be governed exclusively by paragraph B of this Article.

     B. At any time, upon the written request of any shareholder or group of shareholders holding in the aggregate at least a majority of the Total Voting Power, the Secretary of the Corporation shall call a special meeting of shareholders to be held at the registered office of the Corporation at such time as the Secretary may fix not less than 15 nor more than 60 days after the receipt of said request, and if the Secretary shall neglect or refuse to fix such time or to give notice of the meeting, the shareholder or shareholders making the request may do so. Such requests must state the specific purpose or purposes of the proposed special meeting, and the business to be conducted thereat shall be limited to such purpose or purposes.





                           ARTICLES OF AMENDMENT

                                  TO THE

                         ARTICLES OF INCORPORATION

                                    of

                        OMNI ENERGY SERVICES CORP.



     Pursuant  to  Section 33 of the Louisiana Business Corporation Law and
Article IIIB of the Articles of Incorporation, OMNI Energy Services Corp., a Louisiana corporation (the "Company"), acting through its undersigned President and Secretary, does hereby certify that the Board of Directors of the Company, acting through a unanimous written consent dated April 19, 2000, duly adopted resolutions approving an amendment to the Company's Articles of Incorporation to add the following as Section B(I) to Article III of the Company's Articles of Incorporation:

     B(I). SERIES A 8% CONVERTIBLE PREFERRED STOCK. The Company's Series A 8% Convertible Preferred Stock, no par value per share (the "8% Convertible Preferred Stock") shall consist of 5,000 shares of Preferred Stock having the preferences, limitations and relative rights set forth below. Such number of shares may be increased or decreased at any time by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of 8% Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights, warrants, or other securities of the Company that are convertible or exchangeable into shares of 8% Convertible Preferred Stock.

     Section   (A).   LIQUIDATION.    Upon  the  voluntary  or  involuntary
liquidation, winding up or dissolution of the Company, out of the assets available for distribution to shareholders, the 8% Convertible Preferred Stock shall be entitled to receive, in preference to any payment to the holders of the Company's Common Stock and any other stock of the Company ranking junior to the 8% Convertible Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or the winding up of the affairs of the Company (the Common Stock and any such other junior stock is referred to herein as "Junior Stock"), $1,000.00 per share plus an amount equal to all dividends (whether or not declared or due) accrued and unpaid on each such share up to the date fixed for distribution (the "Preferred Liquidation Value"). After the Preferred Liquidation Value due to the holders of the 8% Convertible Preferred Stock has been paid, the remaining assets of the Company shall be paid to the holders of Junior Stock in accordance with their respective priority, if any. In the event the net assets of the Company are insufficient to pay the holders of the 8% Convertible Preferred Stock the full amount of Preferred Liquidation Value then due, then the net assets of the Company shall be divided among and paid to the holders of the shares of 8% Convertible Preferred Stock ratably in proportion to the Preferred Liquidation Value to which each is entitled, and the holders of Junior Stock shall receive nothing.

     Section (B). DIVIDENDS. (i) The 8% Convertible Preferred Stock is entitled to receive, out of legally available funds, cumulative dividends from the issuance date thereof at the per share rate of EIGHTY DOLLARS ($80.00) per year. Dividends on the 8% Convertible Preferred Stock shall be payable in equal quarterly installments due on the first business day of each January, April, July and October while outstanding (each, a "Dividend Payment Date") commencing on July 1, 2000, to each holder of record at the start of business on such Dividend Payment Date. Dividends shall begin to accrue on outstanding shares of 8% Convertible Preferred Stock and to accumulate from the issuance date of such shares whether or not declared or due , but dividends for any period less than a full quarterly period between Dividend Payment Dates shall be computed on the basis of a 365-day year for the actual number of days elapsed.

          (ii) So long as any shares of 8% Convertible Preferred Stock shall be outstanding, the Company shall not, unless full cumulative dividends for all past dividend periods shall have been paid or declared and set apart for payment upon all outstanding shares of the 8% Convertible Preferred Stock, (1) declare, pay or set apart any amount for dividends on, or make any other distribution in cash or other property in respect of any shares of Junior Stock other than a dividend payable solely in Junior Stock, (2) purchase, redeem or otherwise acquire for value any shares of Junior Stock, directly or indirectly, other than as a result of reclassification of Junior Stock or the exchange or conversion of one type of Junior Stock for or into another type of Junior Stock, or other than through the use of proceeds of a substantially contemporaneous sale of other Junior Stock, or (3) make any payment on account of, or set aside money for, a sinking or other like fund for the purchase, redemption or other acquisition for value of any share of Junior Stock.

          (iii) If the funds available for the payment of dividends are insufficient to pay in full the dividends payable on all outstanding shares of 8% Convertible Preferred Stock, the total available funds to be paid in partial dividends on the 8% Convertible Preferred Stock shall be divided ratably among the outstanding shares of 8% Convertible Preferred Stock. Accrued dividends shall not bear interest.

     Section (C). CONVERSION. The holders of the 8% Convertible Preferred Stock shall have conversion rights as follows:

          (i)  DEFINITIONS.   For  purposes  of  this  Section   (C),   the
following definitions shall apply:

               (1) "Issuance Date" shall mean, with respect to the 8% Convertible Preferred Stock, the first date on which the Company issues any shares of such 8% Convertible Preferred Stock.

               (2) "Conversion Price" shall mean, with respect to the 8% Convertible Preferred Stock, the price, determined pursuant to this Section (C), at which shares of Common Stock shall be deliverable upon conversion of shares of such 8% Convertible Preferred Stock into Common Stock.

          (ii) RIGHT TO CONVERT. Each share of 8% Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after its date of issuance until the close of business on the date on which such share is redeemed by the Company pursuant to Section (E), into such number of fully paid and non-assessable shares of Common Stock as determined by dividing the Preferred Liquidation Value (calculated including accumulated and unpaid dividends thereon up to the date of conversion) by the Conversion Price in effect at the time of conversion. For purposes of determining the number of shares of Common Stock into which the 8% Convertible Preferred Stock is convertible, the initial Conversion Price shall be $2.50. If, prior to the conversion outlined above, the Company shall issue any shares of Preferred Stock senior to the 8% Convertible Preferred Stock with respect to dividends or the distribution of assets upon liquidation, dissolution or the winding up of the affairs of the Company, the 8% Convertible Preferred Stock shall automatically convert into such number of shares of the newly-issued Preferred Stock having a total liquidation preference (determined in accordance with the terms of such newly-issued Preferred Stock) equal to the sum total of the Preferred Liquidation Value of all shares of 8% Convertible Preferred Stock so converted at that time. This conversion shall be automatic and shall not require any further action on the part of the Company or the holders of the 8% Convertible Preferred Stock.

          (iii) MECHANICS OF CONVERSION. Each holder of 8% Convertible Preferred Stock who desires to convert its shares of 8% Convertible Preferred Stock into shares of Common Stock pursuant to this Section (C) shall surrender the certificate or certificates evidencing such shares, duly endorsed, at the office of the Company or any transfer agent for the 8% Convertible Preferred Stock together with written notice stating the number of shares of 8% Convertible Preferred Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates evidencing the shares of 8% Convertible Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

          (iv) ADJUSTMENTS TO CONVERSION  PRICE.   The Conversion Price for
the 8% Convertible Preferred Stock shall be subject to adjustment from time to time as follows:

               (1) If after the date hereof the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock or by a split-up of shares of Common Stock or other similar event, then, on the effective date thereof, the number of shares of Common Stock issuable upon conversion of shares of 8% Convertible Preferred Stock shall be increased in proportion to such increase in outstanding shares, and the then applicable Conversion Price shall be correspondingly decreased.

               (2) If after the date hereof the number of outstanding shares of Common Stock is decreased by a consolidation, combination or reclassification of shares of Common Stock or other similar event, then, upon the effective date of such consolidation, combination or reclassification, the number of shares of Common Stock issuable upon conversion of shares of 8% Convertible Preferred Stock shall be decreased in proportion to such decrease in outstanding shares, and the then applicable Conversion Price shall be correspondingly increased.

               (3) If after the date hereof any capital reorganization or reclassification of the Common Stock of the Company, or consolidation or merger of the Company with another entity (other than a merger with a wholly-owned subsidiary of the Company or a merger in which the Company is the surviving entity), or the sale of all or substantially all of its assets to another entity or other similar event shall be effected, then as a condition of such reorganization, reclassification, consolidation, merger, or sale, lawful and fair provision shall be made whereby the holders of shares of 8% Convertible Preferred Stock shall thereafter have the right to convert shares of 8% Convertible Preferred Stock and receive, upon the basis and upon the terms and conditions specified in this Section B(I) of
     Article III and in lieu of the shares of Common Stock of the Company immediately theretofore receivable upon the conversion of shares of 8% Convertible Preferred Stock, such shares of stock, securities, assets or other consideration as may be issued or payable with respect to or in exchange for the number of outstanding shares of such Common Stock immediately theretofore receivable upon the conversion of share of 8% Convertible Preferred Stock, had such reorganization, reclassification, consolidation, merger, or sale not taken place and in such event appropriate provision shall be made with respect to the rights and interests of the holder to the end that the provisions hereof shall thereafter be applicable, as nearly as may be in relation to any share of stock, securities or assets thereafter deliverable upon the conversion of shares of 8% Convertible Preferred Stock. The Company shall not effect any consolidation, merger, or sale unless prior to the consummation thereof the successor entity (if other than the Company) resulting from such consolidation or merger, or the corporation purchasing such assets, shall assume by written instrument executed and delivered to all holders of shares of 8% Convertible Preferred Stock the obligation to deliver to the holders thereof such shares of stock, securities, assets or other consideration as, in accordance with the foregoing provisions, such holders may be entitled to acquire upon conversion of shares of 8% Convertible Preferred Stock.

          (v) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section
(C), the Company shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of 8% Convertible Preferred Stock a certificate, signed by the Company's President or Chief Financial Officer, setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request of any holder of 8% Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (1) such adjustments and readjustments, (2) the Conversion Price at the time in effect, and (3) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of 8% Convertible Preferred Stock.

          (vi) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of the 8% Convertible Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of 8% Convertible Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.

          (vii) NO IMPAIRMENT. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section (C) and take all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the 8% Convertible Preferred Stock against impairment.

          (viii) RESERVATION OF COMMON STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for issuance upon the conversion of shares of 8% Convertible Preferred Stock as herein provided, such number of shares of Common Stock as, from time to time, shall be issuable upon the conversion of all the shares of the 8% Convertible Preferred Stock at the time outstanding.

     Section (D). VOTING RIGHTS.

          (i) Except as set forth below in Section (H) hereof or as otherwise provided by Louisiana law, shares of 8% Convertible Preferred Stock shall not be entitled to a vote. In all cases where the holders of shares of 8% Convertible Preferred Stock have the right to vote separately as a class as provided elsewhere herein or otherwise by Louisiana law, such holders shall be entitled to one vote for each such share held by them respectively.

          (ii) Without the affirmative vote of the holders of not less than a majority of the shares of 8% Convertible Preferred Stock, voting together as a single class, the Company shall not:

               (1) amend its Articles of Incorporation or any other document to alter or change any rights, preferences or privileges of the 8% Convertible Preferred Stock;

               (2) authorize another class or series of shares senior to or ranking pari passu with the 8% Convertible Preferred Stock with respect to dividends or distribution of assets on liquidation, dissolution or the winding up of the affairs of the Company; or

               (3) purchase, redeem or otherwise acquire any Junior Stock, either directly or through a subsidiary.

     Section (E). REDEMPTION.

          (i) The Company shall have the right, at any time and at its sole option and election, to redeem the shares of 8% Convertible Preferred Stock, in whole or in part, on such date as may be specified in a notice of redemption given in accordance with Section (E)(ii) (any such date a "Redemption Date") at a price per share (the "Redemption Price") equal to 100% of the Preferred Liquidation Value (which includes accrued dividends thereon, whether or not declared or due, to the applicable Redemption Date) in immediately available funds.

          (ii) Notice of any redemption of shares of 8% Convertible Preferred Stock shall be mailed at least thirty (30), but not more than sixty (60), days prior to the applicable Redemption Date to each holder of the shares of 8% Convertible Preferred Stock to be redeemed, at such holder's address as it appears on the transfer books of the Company. In order to facilitate the redemption of shares of 8% Convertible Preferred Stock, the Board of Directors may fix a record date for the determination of shares of 8% Convertible Preferred Stock to be redeemed, or may cause the transfer books of the Company for the 8% Convertible Preferred Stock to be closed, not more than sixty (60) days or less than ten (10) days prior to the applicable Redemption Date.

          (iii) Notice of redemption having been given as provided in Section (E)(ii), notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, from and after the Redemption Date designated in the notice of redemption (1) the shares represented thereby shall no longer be deemed outstanding, (2) the rights to receive dividends thereon shall cease to accrue and (3) all rights of the holders of shares of 8% Convertible Preferred Stock to be redeemed shall cease and terminate, excepting only the right to receive the Redemption Price therefor and the right to convert such shares into shares of Common Stock (or other series of Preferred Stock) until the close of business on the applicable Redemption Date, in accordance with Section (C) hereof.

     Section (F). REACQUIRED SHARES. Any shares of 8% Convertible Preferred Stock converted, exchanged, redeemed, purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. No such shares shall be reissued.

     Section (G). PREEMPTIVE RIGHTS. Except as provided herein, the 8% Convertible Preferred Stock is not entitled to any preemptive rights in respect of any securities of the Company

     Section (H). AMENDMENT AND WAIVER. The Company may not amend this Section (B)(I) of its Articles of Incorporation or waive compliance with any of the provisions hereof without, in either instance, the affirmative vote (at a meeting) or the written consent (with or without a meeting) of the holders of a majority of the shares of 8% Convertible Preferred Stock; provided that no such action will change the dividend rate, the Preferred Liquidation Value, the Conversion Price or the amount payable on redemption of the 8% Convertible Preferred Stock without the prior written consent of each holder of 8% Convertible Preferred Stock.

     Section (I). SEVERABILITY OF PROVISIONS. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.